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                                [LETTERHEAD]



June 27, 1997



Mr. H. Michael Laybourn
President
Mendocino Brewing Company, Inc.
Hopland, CA  95449


Dear Michael,

Following our extensive discussions, I am pleased to confirm that the UB Group will provide continuing cash support, to be mutually agreed, in favor of Mendocino Brewing Company till the completion of our proposed transaction, now scheduled as per mutual agreement for August 1997. As agreed the "no shop clause" as per section J of the Letter of Intent of May 2, 1997 between Mendocino Brewing Company and the UB Group will be extended till August 30, 1997.

I am extending this cash support as a demonstration of our ongoing commitment and on the same basis as the previous sum of US$250,000 that was loaned to your Company.

Please sign the duplicate copy of this letter in token of receipt of our check for US$250,000 dated June 27, 1997.

I am extremely confident that with our mutual cooperation, the business of Mendocino Brewing Company and its fine Craft Beer brands will continue to grow and prosper.

With kind personal regards.



Yours sincerely,

/s/ Vijay Mallya             /s/ H. Michael Laybourn

(Vijay Mallya)
Chairman

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